Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES MANAGEMENT

CHANGES FOR ITS SUBSIDIARIES

Wednesday September 8, 3:29 pm ET

POMPANO BEACH, Fla., Sept. 8 /PRNewswire-FirstCall/ -- Imperial Industries, Inc. (OTC Bulletin Board: IPII - News) announced today that Gary J. Hasbach resigned from the Company to pursue other interests and is no longer President of the Company's subsidiaries, Premix-Marbletite Manufacturing Co. ("Premix") and Acrocrete, Inc. ("Acrocrete"), both of which are engaged in the manufacturing and distribution of stucco and plaster products. Mr. Hasbach had served as President of Premix and Acrocrete since March 2001.

Howard L. Ehler, Jr. has assumed the positions of President of Premix and Acrocrete, while maintaining his responsibilities as Chief Operating Officer and Chief Financial Officer of Imperial Industries, Inc. Mr. Ehler had served as Vice President and Secretary of Premix and Acrocrete for over fifteen years.

In addition, Stephen C. Brown, age 57, the President of the Company's distribution subsidiary, Just-Rite Supply, Inc. ("Just Rite"), and Vice President of Sales and Marketing for Premix and Acrocrete, will assume certain responsibilities previously provided by Mr. Hasbach. Mr. Brown has served as the President of Just-Rite since June 1, 2004. From 2000 until his appointment as President of Just-Rite, Mr. Brown was retired. From 1997 until 2000, he served as President and CEO of Rugby Building Products, Inc. until its merger with Huttig Building Products. Rugby Building Products, Inc., a distributor of millwork products and other related building materials, had annual sales of approximately $600 million at the time of its merger with Huttig. From 1995 until 1997 he served as President of Armor Bond Building Products, a manufacturer of vinyl siding products, and from 1985 to 1995, as President of MacMillan Bloedel Building Materials, a $600 million wholesale distributor of forest products and other related building products.

Imperial Industries, Inc., a building products company sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company, through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company's manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at http://www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company's sales and marketing efforts, improvements in productivity, the Company's strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company's control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange Commission filings under "Risk Factors." A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the "Forward- Looking Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31,2003, filed with the Securities and Exchange Commission ("SEC"), and in other reports already filed with the SEC.